Exhibit 4.14

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”), dated as of October 27, 2008, is by and among Drinks Americas Holdings, Ltd., a Delaware corporation (the “Company”) and the investors signatory hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, pursuant to the terms of a securities purchase agreement dated January 30, 2007 (the “January Purchase Agreement”), among the Company and the Purchasers, the Purchasers (or their predecessor) were issued warrants to purchase an aggregate of ________ shares of Common Stock, par value $0.001 per share (the “Common Stock”), of which warrants to purchase ________ shares of Common Stock in the individual amounts set forth on Schedule A hereto remain outstanding (the “Existing Warrants”);

WHEREAS, the January Purchase Agreement and the Existing Warrants were subsequently amended by a securities purchase agreement dated December 18, 2007 (the “December Purchase Agreement”), among the Company and the Purchasers in connection with the Company’s sale of _______ shares of its preferred stock to the Purchasers (the January Purchase Agreement and the December Purchase Agreement are collectively referred to herein as the “Purchase Agreements”;

WHEREAS, the parties wish to amend certain terms of the Purchase Agreements, including the Existing Warrant and other agreements entered into in connection with the transactions which were the subject thereof (collectively, the “Transaction Documents”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Purchasers and the Company agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreements.

ARTICLE II
AMENDMENTS AND OTHER AGREEMENTS

Section 2.1  Reduction in Exercise Price of the Existing Warrants. From the date hereof until 6:00 PM (NY time) on the 4th business day following the date hereof (the “Adjusted Price Expiration Date”), the Exercise Price (as defined in the Existing Warrants) shall be reduced to $0.20 (the “Reduced Exercise Price”), subject to adjustment therein. After the Adjusted Price Expiration Date, the Exercise Price shall revert to $0.50 per share (subject to any adjustments for Dilutive Insurances, as defined in the Existing Warrants, and forward and reverse stock splits, stock dividends, recapitalizations and the like), subject to further adjustment therein.

Section 2.2 Exercise of Existing Warrants. Each Purchaser hereby agrees, severally and not jointly with the other Purchasers, that any exercise of the Existing Warrants during the period commencing on the date hereof until the Adjusted Price Expiration Date shall be made for cash which Exercise Price will be wired to the Company’s account pursuant to instructions to be provided by the Company in writing to the Purchasers. After the Adjusted Price Expiration Date, the Purchasers shall be entitled to exercise the Existing Warrants via a cash or cashless exercise as provided therein.

Section 2.3 Reduction to Conversion Price. The Conversion Price of Preferred Stock shall be reduced to equal $0.35, subject to further adjustment pursuant to the terms of the Certificate of Designation thereof. In addition, each Purchaser hereby consents to the filing of an amendment to the Certificate of Designation to reflect the foregoing reduction to the Conversion Price, and the Company agrees to file such amendment to the Certificate of Designation within two (2) business days of the date hereof.

Section 2.4 Amendment to the “Transaction Documents”. The Company and the Purchasers hereby agree to acknowledge and amend the Transaction Documents as follows:

(A) The definition of Exempt Issuance in the December Purchase Agreement is hereby amended by adding new clauses (g), (h) and (i) as follows:

“(g) the issuance of shares of Common Stock upon exercise of the Warrants at an exercise price equal to the Reduced Exercise Price (as defined in that certain Amendment Agreement dated October 27, 2008 among the Company and the Purchasers (the “Amendment Agreement”) during the period from October 27, 2008 until the Adjusted Price Expiration Date pursuant to such Amendment Agreement.”

“(h) the reduction of the Conversion Price of Preferred Stock as contemplated in the Amendment Agreement and the issuance of shares of Common Stock upon conversion of such Preferred Stock.”

“(i) the issuance of shares of Common Stock upon exercise of certain warrants outstanding on the date of the Amendment Agreement exercisable for up to _________ shares of Common Stock, at an exercise price equal to $0.20 during the period from October 27, 2008 until November 3, 2008, on terms and conditions substantially similar to the terms set forth in the Amendment Agreement.”

(B) The definition of Exempt Issuance in the January Purchase Agreement is hereby amended by adding two new clauses which shall be identical to clauses (g), (h) and (i) above, except that such clauses shall be (i), (j) and (k).

(C) The following is hereby added as new sub-section 4.12(h) and 4.14(d) to the December Purchase Agreement and January Purchase Agreement, respectfully:

“Notwithstanding anything contained in this agreement or in any Transaction Document to the contrary, neither the issuance of shares of Common Stock upon the exercise of the Existing Warrants at the Reduced Exercise Price nor the reduction in the Exercise Price of such warrants to the Reduced Exercise Price shall be considered a Variable Rate Transaction.”

Section 2.5 As partial consideration for the amendments herein, during the period from the Adjusted Price Expiration Date until February 28, 2009 (the “Measurement Period”), in the event that the VWAP for each of 10 consecutive Trading Days exceeds $1.50 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the date hereof), each Purchaser shall, within 5 Trading Days from the end of such period, pay the Company an amount in cash equal to the product of (x) the number of Warrant Shares issued at the Reduced Exercise Price during the period from the date hereof until the Adjusted Price Expiration Date multiplied by (y) $0.30.

Section 2.6 Effect on Purchase Agreements. Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement, and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement shall not constitute a novation or satisfaction and accord of any Transaction Document. The respective obligations of the Purchasers hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder.

Section 2.7 Issuing of Press Release and Filing of Form 8-K and Prospectus Supplement. Before 8:30 am (NY time) on the Trading Day immediately following the date hereof, the Company shall issue a press release disclosing the terms of this Agreement, which press release shall be reasonably acceptable to each Purchaser. Within two (2) business days of the date hereof, the Company shall issue a Current Report on Form 8-K, reasonably acceptable to each Purchaser disclosing the material terms of the transactions contemplated hereby, which shall include this Agreement as an attachment thereto. In addition, within one (1) business day of the date hereof, the Company shall file a prospectus supplement under Rule 424 under the Securities Act to registration statement number 333-141395, disclosing the terms of the transactions hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Purchasers that as of the date of its execution of this Agreement:

(a)  Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)  No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c)  Capitalization. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. The Warrant Shares, when issued in accordance with the terms of this Agreement and the Existing Warrants, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in this Section or as set forth on Schedule 3(c), there are no issued or outstanding securities and no issued or outstanding options, warrants or other rights, or commitments or agreements of any kind, contingent or otherwise, to purchase or otherwise acquire shares of Common Stock or any issued or outstanding securities of any nature convertible into shares of Common Stock. There is no proxy or any other agreement, arrangement or understanding of any kind authorized, effective or outstanding which restricts, limits or otherwise affects the right to vote any shares of Common Stock.

(d)  Acknowledgment Regarding Purchaser’s Trading Activity. It is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked to agree by the Company, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Warrant Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

Section 3.2 Representations and Warranties of the Purchasers. The Purchaser hereby makes the representations and warranties set forth below to the Company that as of the date of its execution of this Agreement:

(a)  Due Authorization. Such Purchaser represents and warrants that (i) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (ii) this Agreement has been duly executed and delivered by such Purchaser and constitutes the valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made in accordance with the provisions of the Purchase Agreement.

Section 4.2 Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive for the applicable statute of limitations. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

Section 4.3 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 4.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.5 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

Section 4.6 Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 4.7 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 4.8 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchasers hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 4.9 Fees and Expenses. Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Warrants or Warrant Shares.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DRINKS AMERICAS HOLDINGS, LTD.

By:
Name:
Title:

[PURCHASER SIGNATURE PAGES TO DKAM
AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ________________________________________________________
Signature of Authorized Signatory of Purchaser: __________________________________
Name of Authorized Signatory: ____________________________________________________
Title of Authorized Signatory: _____________________________________________________
Email Address of Purchaser:________________________________________________

Schedule A

Existing Warrants